AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT



Effective January 1, 1996, the Agreement dated March 27, 1995, between COLONIAL TRUST V, a Massachusetts business trust (Trust), with respect to COLONIAL MASSACHUSETTS TAX-EXEMPT FUND, COLONIAL MICHIGAN TAX-EXEMPT FUND, COLONIAL MINNESOTA TAX-EXEMPT FUND, COLONIAL NEW YORK TAX-EXEMPT FUND, COLONIAL OHIO TAX-EXEMPT FUND, COLONIAL CALIFORNIA TAX-EXEMPT FUND, COLONIAL CONNECTICUT
TAX-EXEMPT FUND, COLONIAL FLORIDA TAX-EXEMPT FUND, COLONIAL NORTH CAROLINA TAX-EXEMPT FUND (collectively, the "Funds"), and COLONIAL MANAGEMENT ASSOCIATES, INC. (Adviser) is hereby amended to replace Section 5 in its entirety:

5. The Funds shall pay the Adviser monthly a fee at the following annual rates of the Funds' combined average daily net assets: on the first $1 billion of combined average daily net assets, the annual rate shall be 0.5375% for January through March 1996, 0.525% for April through June 1996, 0.5125% for July through September 1996, and 0.5% thereafter; on the next $1 billion of combined average daily net assets the annual rate shall be 0.5%; and on combined average daily net assets in excess of $2 billion the rate shall be 0.45%.


COLONIAL TRUST V on behalf of COLONIAL MASSACHUSETTS TAX-EXEMPT FUND COLONIAL MICHIGAN TAX-EXEMPT FUND COLONIAL MINNESOTA TAX-EXEMPT FUND COLONIAL NEW YORK TAX-EXEMPT FUND COLONIAL OHIO TAX-EXEMPT FUND COLONIAL CALIFORNIA TAX-EXEMPT FUND COLONIAL CONNECTICUT TAX-EXEMPT FUND COLONIAL FLORIDA TAX-EXEMPT FUND COLONIAL NORTH CAROLINA TAX-EXEMPT FUND




By: Peter L. Lydecker
Title:  Controller



COLONIAL MANAGEMENT ASSOCIATES, INC.



By: Arthur O. Stern
Title:  Executive Vice President


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Amendment is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund and Colonial High Yield Municipal Fund.



S:\FUNDS\GENERAL\CONTRACT\STAMEND.DOC